Exhibit 99-B.4.19
SAMPLE SCHEDULE PAGE ENTRIES

Optional Benefit Riders -
[Minimum Guaranteed Income Benefit

MGIB Charge: Rider Date: Waiting Period Eligible Premium Time Period: Exercise Date:

[0.1875]%, deducted quarterly (annual rate [0.75]%)

[January 15, 2007]

[10 years]

More than [5] year(s) before the earliest Exercise Date

First Date - [January 15, 2017]

Subsequent Dates - Each [Annual] Contract Anniversary after the First Exercise Date and prior to the Annuity Commencement Date

MGIB Rollup Rate: Maximum MGIB Rollup Age: Maximum MGIB Rollup Base:

[7]%

[80] Years

[2.5] times the sum of (1), (2), and (3) reduced by pro-rata withdrawal adjustments, where: (1) Is the MGIB Rollup Base for Covered Funds on the Rider Date; (2) Is the MGIB Rollup Base for Special Funds on the Rider Date; and (3) Is Eligible Premiums paid plus any Credits applied thereon, if applicable, after the Rider Date

Maximum MGIB Ratchet Age: Determination Dates:	[90] Years Each [Quarterly] Contract Anniversary following the Rider Date

MGIB Special Funds:	[Liquid Assets Division, PIMCO Core Bond Division, ProFund VP Rising Rates Opportunity Division ]

Automatic MGIB Rebalancing Dates: Minimum Fixed Allocation Fund Percentage: Accepted Funds:

Each [Annual] Contract Anniversary following the Rider Date

[20]% of Accumulation Value allocated to Non-Accepted Funds

[LifeStyle Moderate Division, LifeStyle Moderate Growth Division, LifeStyle Growth Division, MarketPro Division, Liquid Assets Division]

Fixed Allocation Funds: Partial Annuity Benefit Percentage:	[VP Intermediate Bond Division] [50]% or less of the MGIB Benefit Base]

[The MGIB may have limited usefulness in contracts funding tax-qualified plans because Partial
Withdrawals made to satisfy the minimum distribution rules might result in a pro-rata Partial
Withdrawal adjustment ot the MGIB Benefit Base or an inability to exercise the MGIB

RLNY-RA-2025 (10/06) Schedule

altogether. If you plan to exercise the MGIB before or after your required minimum distribution date, you should consider whether the benefit is appropriate for your circumstances. You should consult your tax advisor.]

[Allocations of Premium or Accumulation Value into a GET Series are not permitted while this
Rider is in effect.]

Allocations of Premium or Accumulation Value into the General Account are not allowed while this Rider is in effect.

[The Premium Credit Rider is not available if this Rider is attached to the Contract.]

Pro-rata Partial Withdrawal adjustments may be greater or less than dollar-for-dollar Partial
Withdrawal adjustments and therefore may reduce the MGIB Rollup Base and/or the MGIB
Ratchet Base more or less quickly. Pro-rata Partial Withdrawal adjustments will be greater or less than dollar-for-dollar Partial Withdrawal adjustments if the Accumulation Value prior to the
Partial Withdrawal is less or greater than the MGIB Base (Rollup or Ratchet) being adjusted.

The MGIB Rider may not be cancelled, unless the Contract is terminated.

The MGIB Rollup Base for Special Funds does not accumulate at the MGIB Rollup Rate.
Investments in Special Funds and net transfers from Covered Funds to Special Funds will limit the growth of the MGIB Rollup Base and thus, may limit the MGIB.

The MGIB Income Plan Factors are calculated using an interest rate which is lower than the interest rate used to calculate the Income Plan Factors guaranteed by the Contract.]

RLNY-RA-2025 (10/06) Schedule                              2